Exhibit 99.1

Aquestive Therapeutics Announces Closing of Initial Public Offering

Warren, NJ, July 27, 2018 – Aquestive Therapeutics, Inc., a specialty pharmaceutical company focused on identifying, developing and commercializing differentiated products to address unmet medical needs, today announced the closing of its initial public offering of 4,500,000 shares of common stock at a public offering price of $15.00 per share. The gross proceeds from the offering were $67.5 million before deducting underwriting discounts and commissions and estimated offering expenses. In addition, the underwriters have a 30-day option to purchase up to 675,000 additional shares of common stock at the initial public offering price less underwriting discounts and commissions. All of the shares in the offering were offered by Aquestive Therapeutics. The shares commenced trading on the Nasdaq Global Market on July 25, 2018 under the ticker symbol “AQST.”

BMO Capital Markets and RBC Capital Markets acted as joint book-running managers for the offering.  Wedbush PacGrow and JMP Securities acted as co-lead managers for the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on July 24, 2018. The offering is being made only by means of a prospectus. Copies of the final prospectus related to the offering may be obtained from: BMO Capital Markets Corp., 3 Times Square, New York, NY 10036, Attention: Equity Syndicate Department, Telephone: (800) 414-3627, Email: bmoprospectus@bmo.com; or RBC Capital Markets, LLC, 200 Vesey Street, 8th Floor, New York, NY 10281, Attention: Equity Syndicate Department, Telephone: (877) 822-4089, Email: equityprospectus@rbccm.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Aquestive Therapeutics
Aquestive Therapeutics is a specialty pharmaceutical company focused on identifying, developing and commercializing differentiated products to address unmet medical needs. Aquestive Therapeutics has a late-stage proprietary product pipeline focused on the treatment of CNS diseases, and is working to advance orally-administered complex molecules that it believes can be alternatives to invasively-administered standard of care therapies. As the leader in developing and delivering drugs via its PharmFilm® technology, Aquestive Therapeutics also collaborates with pharmaceutical partners to bring new molecules to market in differentiated and highly-marketable dosage forms.

Media inquiries:
Christopher Hippolyte
christopher.hippolyte@syneoshealth.com
 212-364-0458

Investor inquiries:
Stephanie Carrington
stephanie.carrington@icrinc.com
 646-277-1282